Exhibit (a) (16)
WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF PACIFIC SELECT FUND
     RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999, as amended (“Declaration of Trust”), hereby amend the Declaration of Trust to redesignate the name of the Blue Chip Portfolio as the Large-Cap Growth Portfolio, effective January 1, 2006.
     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 14th day of November, 2005.

/s/ Thomas C. Sutton	/s/ Frederick L. Blackmon

Thomas C. Sutton	Frederick L. Blackmon
Trustee	Trustee

/s/ Richard L. Nelson	/s/ Lucie H. Moore

Richard L. Nelson	Lucie H. Moore
Trustee	Trustee

/s/ Lyman W. Porter	/s/ Alan Richards

Lyman W. Porter	Alan Richards
Trustee	Trustee

/s/ G. Thomas Willis	/s/ Nooruddin S. Veerjee

G. Thomas Willis	Nooruddin S. Veerjee
Trustee	Trustee

PRESIDENT’S CERTIFICATE
     The undersigned, being the duly appointed, qualified and active President of Pacific Select Fund (the “Trust”), hereby certifies that Section 6.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated October 28, 1999, as amended (the “Declaration of Trust”) has been duly amended in accordance with the provisions of Section 11.4 of the Declaration of Trust.

Date: November 14, 2005	/s/ James T. Morris

James T. Morris
President